Exhibit 99.1


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Lawyers Title Corporation


We have audited the consolidated financial statements of Lawyers Title Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 19, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules included as Exhibit 99.2 to this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                /s/ ERNST & YOUNG LLP



Richmond, Virginia
February 19, 1997